EXHIBIT 99.1


                     UNION TEXAS PETROLEUM
                           (LETTERHEAD)

NEWS RELEASE

Contact:    Carol L. Cox
            (713) 968-2714

         UNION TEXAS PETROLEUM AGREES TO PARTICIPATE IN
           BARAGIANO EXPLORATION CONCESSION IN ITALY

     Houston, September 6, 1995 -- Union Texas Petroleum
Holdings, Inc. today announced that its wholly-owned subsidiary, Union Texas Adriatic Inc., has entered into an agreement to acquire an interest in the onshore Baragiano exploration permit area in the Southern Apennines oil play in the Basilicata region of Southern Italy. The agreement is subject to final approval by the Italian government.

     Union Texas Adriatic has agreed to acquire from Enterprise Oil Exploration Ltd. a 20% working interest in the Baragiano permit, which covers about 92.890 acres.
Enterprise serves as operator and will retain a 30% working interest. The remaining working interest is held by Mobil
Adriatic Development Company, Inc. with 25% and Fina
Italiana S.p.A. with 25%.

     Site preparations are underway for the permit's first exploration well, Monte Foi-1, which is expected to be spudded in the fourth quarter of 1995. The well is expected to be drilled to a total depth of about 6,300 meters (20,670 feet) and to take up to 12 months to drill and evaluate.

     Union Texas' agreement to acquire an interest in the Baragiano permit represents the independent worldwide oil and gas producer's fourth permit in the emerging Southern Apennines oil play. Earlier in 1995, the company acquired interests in the Serra Corneta, Tempa dei Mercanti and Forenza permit areas in the same region. Union Texas' working interests in these permit areas are 42%, 33.33% and 20%, respectively. Union Texas Adriatic serves as operator of the Serra Corneta permit. The Italian government has approved Union Texas' acquisition of interests in the Serra Corneta, Tempa dei Mercanti and Forenza permits. The company also has filed an application with the Italian government for an additional exploration permit area near the Serra Corneta and Tempa dei Mercanti permit areas.


                          - more -

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     "We are excited about continuing to expand our activities
in Italy with the acquisition of an interest in the Baragiano permit," said Roger Pierce, Union Texas General Manager-Exploration Operations. "Over the past few years, the Southern Apennines area has seen a number of important exploration successes. The region has attracted increasing attention from the petroleum industry. We look forward to participating in the exploration of this highly prospective area during the next several years."

     One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.








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